Exhibit 99

Eaton Reports First Quarter Earnings Per Share of $1.07

Adjusted Earnings per Share of $1.09 for the First Quarter Excluding Charges of $0.02 Per Share Related to Acquisitions and Divestitures

Completed Sale of Lighting Business for $1.4 Billion and Expect to Complete the Hydraulics Business Sale for $3.3 Billion by End of 2020

2020 Full Year Free Cash Flow Expected to be between $2.3 Billion and $2.7 Billion

DUBLIN--(BUSINESS WIRE)--April 30, 2020--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.07 for the first quarter of 2020. Excluding charges of $0.02 per share related to acquisitions and divestitures, adjusted earnings per share were $1.09. Adjusted earnings per share were reduced by $0.14 due to the impact of the COVID-19 pandemic.

Sales in the first quarter of 2020 were $4.8 billion, down 10 percent from the first quarter of 2019. Organic sales were down 7 percent, including a reduction of 4 percent from the impact of the COVID-19 pandemic. Acquisitions added 2 percent to sales, which was offset by 3½ percent from divestitures. Negative currency translation reduced sales by 1½ percent.

Craig Arnold, Eaton chairman and chief executive officer, said, “At our annual investor day on March 2, we indicated that our first quarter would be impacted by the COVID-19 pandemic. At that time, the pandemic was largely limited to China with little direct impact on other parts of the world. As we all know, things have changed dramatically since that time and the pandemic is now affecting all countries. At the start of the year, we expected organic sales in the first quarter to be down 3 percent. The COVID-19 pandemic reduced our sales by an additional 4 percent, resulting in a 7 percent reduction in organic sales for the quarter.”

“Despite the lower revenues, we are pleased with our first quarter segment margins, which were 15.8 percent. The margin was impacted by a restructuring charge we took at quarter end to deal with some of the anticipated impact of COVID-19,” said Arnold. “As we go forward, we will continue to focus on ensuring the safety of our workforce, implementing cost controls to offset the volume declines, and maximizing our free cash flow. Among the cost actions we have already taken are significant reductions in salaries and incentive compensation, elimination of merit increases for the year, sharp reductions in all categories of discretionary expenses, and elimination of all nonessential capital spending.”

“Operating cash flow in the first quarter was $325 million,” said Arnold. “We returned substantial cash to our shareholders in the quarter, raising our quarterly dividend by 3 percent in February and repurchasing $1.3 billion of our shares. As most of you know, we have paid dividends every year since 1923. We ended the first quarter with only $330 million of commercial paper outstanding, and our undrawn bank facility has $2 billion of capacity. With only a small term debt maturity in 2020, late in the fourth quarter, our liquidity remains quite strong.”

“We continued our work during the quarter on the previously-announced portfolio changes,” said Arnold. “We closed the sale of the Lighting business on March 2. And we expect the Hydraulics sale to close by the end of the year, which will be another source of substantial liquidity.”

“While most of our plants are still operating and our businesses are deemed essential by almost all governments around the world, the reduction in global growth and economic uncertainty will have a significant impact on our outlook for Q2 and the rest of the year,” said Arnold. “As a result, we are withdrawing our full year 2020 adjusted earnings per share guidance. We do, however, have much more visibility into our cash flow for the year. We now expect full year free cash flow for 2020 to be between $2.3 billion and $2.7 billion, down modestly from our February guidance.”

Business Segment Results

Sales for the Electrical Americas segment were $1.8 billion, down 9 percent from the first quarter of 2019 driven by a 7 percent impact from the divestiture of the Lighting business. Organic sales were down 2 percent, as a result of the impact of COVID-19. Negative currency translation was 1 percent, which was offset by a 1 percent increase from the acquisitions of Innovative Switchgear and Power Distribution, Inc.

“On February 25 we completed the purchase of Power Distribution, Inc.,” said Arnold. “The acquisition provides us with additional high-value products for data center and industrial markets.”

Operating profits were $308 million, down 8 percent from the first quarter of 2019.

“Operating margins in the first quarter were 17.2 percent, up 20 basis points over the first quarter of 2019,” said Arnold. “Excluding Lighting, the twelve-month rolling average of our orders in the first quarter was up 3 percent. In the first quarter, growth was strongest in the data center, utility, and residential markets, with weakness shown in industrial markets.”

Sales for the Electrical Global segment were $1.1 billion, down 8 percent from the first quarter of 2019. Organic sales were down 6 percent, all driven by the impact of COVID-19. Negative currency translation was 3 percent, partially offset by a 1 percent increase from the acquisition of Ulusoy last year. Operating profits were $166 million, down 13 percent from the first quarter of 2019.

“Operating margins were 14.5 percent, a decrease of 80 basis points from the first quarter of 2019. Operating margins were impacted by a restructuring charge we took at quarter end to deal with the impact of COVID-19,” said Arnold. “The twelve-month rolling average of our orders in the first quarter was down 1 percent. In the first quarter, we saw good growth in data centers, but that was more than offset by declines in global oil and gas markets.”

Hydraulics segment sales were $507 million, down 16 percent from the first quarter of 2019 driven by a 14 percent decline in organic sales, with the impact of COVID-19 driving 3 percent of the decline. Negative currency translation was 2 percent. Organic revenue declined due to continued weakness in the global mobile equipment market and destocking at both OEMs and distributors. Operating profits were $55 million, down 7 percent from the first quarter of 2019.

“Operating margins in the first quarter were 10.8 percent, up 100 basis points over the first quarter of 2019,” said Arnold. “Orders in the first quarter decreased 11 percent from the first quarter of 2019, driven primarily by continued weakness in the global mobile equipment market.”

Aerospace segment sales were $680 million, up 13 percent over the first quarter of 2019, driven by a 14 percent increase from the acquisition of Souriau-Sunbank last year. Organic sales were down 1 percent, driven by a 3 percent decline from the impact of COVID-19. Operating profits were $147 million, up 7 percent over the first quarter of 2019.

“Operating margins in the quarter were 21.6 percent, down 110 basis points from 2019,” said Arnold. “The twelve-month rolling average of our orders in the first quarter was down 1 percent. In the first quarter, we saw strength in military fighters and the military aftermarket, and particular weakness in orders for commercial transports.”

The Vehicle segment posted sales of $598 million, down 26 percent from the first quarter of 2019. Organic sales were down 20 percent, partly driven by the impact of COVID-19 which reduced sales by 5 percent. The divestiture of our automotive fluid conveyance business at the end of last year reduced revenues by 4 percent, and currency translation was negative 2 percent. Operating profits were $81 million, down 34 percent from the first quarter of 2019.

“Our revenue in Vehicle declined due to the impact of COVID-19 shutdowns, lower Class 8 OEM production, and continued global weakness in light vehicles,” said Arnold. “Operating margins were 13.5 percent, down 160 basis points from the first quarter of 2019.”

eMobility segment sales were $72 million, down 13 percent from the first quarter of 2019, driven by a 12 percent decline in organic sales, of which 4 percent was due to the impact of COVID-19. Negative currency translation was 1 percent. Operating profits in the first quarter were $1 million, driven by lower volumes due to continued weakness in legacy internal combustion engine platforms, and research and development expenditures and manufacturing start-up costs for new electric vehicle programs.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2019 revenues were $21.4 billion, and we sell products to customers in more than 175 countries. We have approximately 95,000 employees. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 11 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning full year 2020 free cash flow, the closing date for the Hydraulics divestiture, and our strategy to address the impact of COVID-19. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: the course of the COVID-19 pandemic and government actions related thereto; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties completing or integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2020 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2020	2019
Net sales	$4,789	$5,305

Cost of products sold	3,302	3,573
Selling and administrative expense	865	917
Research and development expense	153	156
Interest expense - net	34	60
Gain on sale of business	221	—
Other expense (income) - net	35	(4)
Income before income taxes	621	603
Income tax expense	183	81
Net income	438	522
Less net income for noncontrolling interests	—	—
Net income attributable to Eaton ordinary shareholders	$438	$522

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.07	$1.23
Basic	1.07	1.23

Weighted-average number of ordinary shares outstanding
Diluted	411.1	425.9
Basic	409.3	424.0

Cash dividends declared per ordinary share	$0.73	$0.71

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$438	$522
Excluding acquisition and divestiture charges (after-tax)	9	11
Adjusted earnings	$447	$533

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.07	$1.23
Excluding per share impact of acquisition and divestiture charges (after-tax)	0.02	0.03
Adjusted earnings per ordinary share	$1.09	$1.26

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2020	2019
Net sales
Electrical Americas	$1,788	$1,961
Electrical Global	1,144	1,242
Hydraulics	507	605
Aerospace	680	604
Vehicle	598	810
eMobility	72	83
Total net sales	$4,789	$5,305

Segment operating profit
Electrical Americas	$308	$334
Electrical Global	166	190
Hydraulics	55	59
Aerospace	147	137
Vehicle	81	122
eMobility	1	5
Total segment operating profit	758	847

Corporate
Amortization of intangible assets	(87)	(93)
Interest expense - net	(34)	(60)
Pension and other postretirement benefits expense	(8)	—
Other corporate expense - net	(8)	(91)
Income before income taxes	621	603
Income tax expense	183	81
Net income	438	522
Less net income for noncontrolling interests	—	—
Net income attributable to Eaton ordinary shareholders	$438	$522

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
(In millions)
Assets
Current assets
Cash	$239	$370
Short-term investments	178	221
Accounts receivable - net	2,951	3,437
Inventory	2,346	2,805
Assets held for sale	2,440	1,377
Prepaid expenses and other current assets	516	518
Total current assets	8,670	8,728

Property, plant and equipment - net	2,939	3,496

Other noncurrent assets
Goodwill	12,397	13,456
Other intangible assets	4,319	4,638
Operating lease assets	434	436
Deferred income taxes	346	372
Other assets	1,740	1,679
Total assets	$30,845	$32,805

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$337	$255
Current portion of long-term debt	250	248
Accounts payable	1,785	2,114
Accrued compensation	274	449
Liabilities held for sale	458	325
Other current liabilities	1,840	1,741
Total current liabilities	4,944	5,132

Noncurrent liabilities
Long-term debt	7,842	7,819
Pension liabilities	1,324	1,462
Other postretirement benefits liabilities	322	328
Operating lease liabilities	334	331
Deferred income taxes	354	396
Other noncurrent liabilities	1,437	1,204
Total noncurrent liabilities	11,613	11,540

Shareholders’ equity
Eaton shareholders’ equity	14,245	16,082
Noncontrolling interests	43	51
Total equity	14,288	16,133
Total liabilities and equity	$30,845	$32,805

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2020 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per ordinary share, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

For full year 2020, we expect operating cash flow to be between $2.7 billion and $3.1 billion, and free cash flow to be between $2.3 billion and $2.7 billion excluding approximately $0.4 billion of capital expenditures for property, plant and equipment.

Note 2. BUSINESS SEGMENT INFORMATION

During the first quarter of 2020, Eaton re-segmented certain reportable operating segments due to a reorganization of the Company's businesses. The new reportable segments are Electrical Americas and Electrical Global, which include the legacy Electrical Products and Electrical Systems and Services segments. Additionally, the Filtration and Golf Grip businesses previously included in the Hydraulics segment, and the electrical aerospace connectors business previously included in the Electrical Products segment, have been added to the Aerospace reportable segment as part of the reorganization. The Company also changed how it measures business segment performance in 2020 as it no longer allocates acquisition and divestiture charges to its operating segments. Historical segment information has been retrospectively adjusted to reflect these changes.

Electrical Americas and Electrical Global

The Electrical Americas segment consists of electrical components, industrial components, power distribution and assemblies, residential products, single and three phase power quality, wiring devices, circuit protection, utility power distribution, power reliability equipment, and services that are primarily produced and sold in North and South America. The Electrical Global segment consists of electrical components, industrial components, power distribution and assemblies, single phase and three phase power quality, and services that are primarily produced and sold outside of North and South America; as well as hazardous duty electrical equipment, emergency lighting, fire detection, intrinsically safe explosion-proof instrumentation, and structural support systems that are produced and sold globally. The principal markets for these segments are industrial, institutional, governmental, utility, commercial, residential and information technology. These products are used wherever there is a demand for electrical power in commercial buildings, data centers, residences, apartment and office buildings, hospitals, factories, utilities, and industrial and energy facilities. The segments share certain common global customers, but a large majority of the customers are located regionally. Sales are made through distributors, resellers, and manufacturers' representatives, as well as directly to original equipment manufacturers, utilities, and certain other end users.

Hydraulics

The Hydraulics segment is a global leader in hydraulics components, systems and services for industrial and mobile equipment. Eaton offers a wide range of power products including pumps, motors and hydraulic power units; a broad range of controls and sensing products including valves, cylinders and electronic controls; a full range of fluid conveyance products including industrial and hydraulic hose, fittings, and assemblies, thermoplastic hose and tubing, couplings, connectors, and assembly equipment; and industrial drum and disc brakes. The principal markets for the Hydraulics segment include renewable energy, marine, agriculture, oil and gas, construction, mining, forestry, utility, material handling, truck and bus, machine tools, molding, primary metals, and power generation. Key manufacturing customers in these markets and other customers are located globally. Products are sold and serviced through a variety of channels.

Aerospace

The Aerospace segment is a leading global supplier of aerospace fuel, hydraulics, and pneumatic systems for commercial and military use, as well as filtration systems for industrial applications. Products include hydraulic power generation systems for aerospace applications including pumps, motors, hydraulic power units, hose and fittings, electro-hydraulic pumps; controls and sensing products including valves, cylinders, electronic controls, electromechanical actuators, sensors, aircraft flap and slat systems and nose wheel steering systems; fluid conveyance products, including hose, thermoplastic tubing, fittings, adapters, couplings, sealing and ducting; fuel systems including fuel pumps, sensors, valves, adapters and regulators; high performance interconnect products including wiring connectors and cables. The Aerospace segment also includes filtration systems including hydraulic filters, bag filters, strainers and cartridges; and golf grips. The principal markets for the Aerospace segment are manufacturers of commercial and military aircraft and related after-market customers, as well as industrial applications. These manufacturers and other customers operate globally. Products are sold and serviced through a variety of channels.

Note 3. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Acquisition of Power Distribution, Inc.

On February 25, 2020, Eaton acquired Power Distribution, Inc. a leading supplier of mission critical power distribution, static switching, and power monitoring equipment and services for data centers and industrial and commercial customers. The company is headquartered in Richmond, Virginia, and had 2019 sales of $125. Power Distribution, Inc. is reported within the Electrical Americas business segment.

Sale of Lighting business

On March 2, 2020, Eaton sold its Lighting business to Signify N.V. for a cash purchase price of $1.4 billion. The Company recognized a pre-tax gain of $221. The Lighting business, which had sales of $1.6 billion in 2019 as part of the Electrical Americas business segment, serves customers in commercial, industrial, residential and municipal markets. During the fourth quarter of 2019, the Company determined the Lighting business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheet as of December 31, 2019.

Pending sale of Hydraulics business

On January 21, 2020, Eaton entered into an agreement to sell its Hydraulics business to Danfoss A/S, a Danish industrial company, for $3.3 billion in cash. Eaton’s Hydraulics business is a global leader in hydraulics components, systems, and services for industrial and mobile equipment. The business had sales of $2.2 billion in 2019. During the first quarter of 2020, the Company determined the Hydraulics business met the criteria to be classified as held for sale. Therefore, its assets and liabilities have been presented as held for sale in the Consolidated Balance Sheets as of March 31, 2020. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of 2020.

Note 4. ACQUISITION AND DIVESTITURE CHARGES

Eaton incurs integration charges and transaction costs to acquire businesses, and transaction and other charges to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items follows:

	Three months ended March 31
	2020	2019
Acquisition integration, divestiture charges and transaction costs	$132	$12
Gain on the sale of the Lighting business	(221)	—
Total before income taxes	(89)	12
Income tax expense (benefit)	98	(1)
Total after income taxes	$9	$11
Per ordinary share - diluted	$0.02	$0.03

Acquisition integration, divestiture charges and transaction costs in 2020 are primarily related to the planned divestiture of the Hydraulics business, the divestiture of the Lighting business, and the acquisitions of Ulusoy Elektrik and Souriau-Sunbank, and were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. Charges in 2019 related to the divestiture of the Lighting business and were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

Contacts

Kelly Jasko, Media Relations, +1 (440) 523-5304
kellymjasko@eaton.com
or
Yan Jin, Investor Relations, +1 (440) 523-7558